Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be hereafter amended, modified, supplemented, renewed or restated from time to time, this “Agreement”) is made and entered into as of this 10th day of February, 2016 (the “Effective Date”), by and between 20 COMMERCE LLC, a Delaware limited liability company (“Seller”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”).

1. PURCHASE AND SALE OF PROPERTY.

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1 Land. Seller’s fee simple interest in and to all of that certain tract of land situated in Norton, Bristol County, Massachusetts, as more particularly described on Exhibit 1.1 attached hereto and incorporated herein by reference, together with all of Seller’s right, title and interest in and to the rights, privileges and easements appurtenant to such land (collectively, the “Land”).

1.2 Permits. All of Seller’s right, title and interest in and to any transferable licenses, permits, registrations, use agreements, orders, entitlements, privileges, guaranties and warranties, and governmental and all other approvals, including, without limitation, that certain Tax Increment Financing Agreement by and between the Town of Norton, Seller and Purchaser dated November 19, 2015, relating to any or all of the Land and the Project (collectively, the “Permits”).

2. PURCHASE PRICE AND DEPOSIT; OTHER PURCHASER PAYMENTS.

2.1 Payment. The aggregate purchase price (the “Purchase Price”) for the Property shall be Seven Million One Hundred Thousand and No/100 Dollars ($7,100,000.00). The Purchase Price shall be payable by wire transfer of immediately available federal funds at the Closing.

2.2 Deposit.

2.2.1 Within one (1) business day following execution of this Agreement, Purchaser shall deposit Three Hundred Fifty-Five Thousand and No/100 Dollars ($355,000.00) (together with any and all interest that may accrue thereon, the “Initial Deposit”) by wire transfer of immediately available federal funds, with Fidelity National Title Insurance Company (the “Escrow Agent” or “Title Company”) to assure Purchaser’s performance hereunder.

Pursuant to Section 6.2, the Initial Deposit shall be fully refundable to Purchaser by written notice to Seller any time on or before the Due Diligence Deadline.

2.2.2 Prior to the expiration of the Due Diligence Deadline (as hereinafter defined), Purchaser shall deposit an additional Three Hundred Fifty-Five Thousand and

14.1-1

No/100 Dollars ($355,000.00) (together with any and all interest that may accrue thereon, the “Additional Deposit” and, together with the Initial Deposit, the “Deposit”), by wire transfer of immediately available federal funds, with the Escrow Agent. Purchaser’s failure timely to deposit any amount required pursuant to this Section 2.2 (time being of the essence) shall be deemed a default under this Agreement entitling Seller immediately and without notice to terminate this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that, in the event Purchaser terminates this Agreement before the Due Diligence Deadline, the Deposit shall be immediately refunded to Purchaser.

2.2.3 Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured commercial bank reasonably acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement. At Closing, the Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price in accordance with this Agreement.

2.2.4 Notwithstanding anything contained in this Agreement to the contrary, following the Due Diligence Deadline, the entire Deposit shall be conclusively deemed to have been earned by Seller and to be non-refundable to Purchaser in whole or in part under any circumstances (including, without limitation, any prior or subsequent breach or default by Seller hereunder and any termination of this Agreement by Seller or Purchaser for any reason), except to the extent specifically provided in Section 10.1 of this Agreement. Notwithstanding that the Deposit shall belong to Seller from and after the Due Diligence Deadline, Seller hereby authorizes and directs Escrow Agent to continue to hold the Deposit in escrow for Seller’s account until the earlier to occur of (i) the Closing, or (ii) a default by Purchaser hereunder, whereupon Escrow Agent shall immediately release the entire Deposit from escrow and deliver the same to Seller.

2.3 Site Work Costs. The parties acknowledge that, prior to Closing, Seller shall incur certain site work costs and other beneficial costs with respect to the Land, as set forth on Exhibit 2.3 attached hereto (the “Site Work Costs”). At Closing, Purchaser shall reimburse Seller for all such Site Work Costs incurred by Seller as of the Closing Date.

2.4 Contractor Termination Fee. The parties acknowledge that Seller currently has a contract with Polar Design Build, Inc. for construction services on the Land. At Closing, Seller shall terminate such contract and Purchaser shall pay Nine Hundred Thousand and No/100 Dollars ($900,000.00) (the “Contractor Termination Fee”) to Seller to reimburse Seller for the cost of such termination.

3. TITLE AND SURVEY.

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Quitclaim Deed (the “Deed”), free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for: (i) the standard printed exclusions and exceptions from coverage contained in the ALTA form of owner’s title policy issued by the Title Company to Purchaser at Closing and those items identified on Schedule B-II of the Policy of Title Insurance No. 27306-15-0132TN-FN (the

14.1-2

“Existing Title Policy”), a copy of which Existing Title Policy is attached to Exhibit 3.1 attached hereto (except for any mortgages and mortgage related documents noted in the Existing Title Policy, which Seller agrees to pay off with the sale proceeds at Closing); (ii) the lien of real estate taxes, water, sewer, vault and other public charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable; (iii) any state of facts shown on the Survey (as hereinafter defined); (iv) the Amended and Restated First Amendment to Sewer Use Agreement dated September 28, 2015 and recorded with the Bristol County North Registry of Deeds (the “Registry”) in Book 22581, Page 254; and (v) Declaration Regarding Cost Sharing dated October 13, 2015 and recorded with the Registry in Book 22581, Page 290. The items referred to in clauses (i) through (v) above are hereinafter referred to, collectively, as the “Permitted Exceptions.”

3.2 Title Policy and Survey. Purchaser hereby acknowledges receipt of: (i) a copy of the Existing Title Policy, identifying no exceptions to title other than the Permitted Exceptions; and (ii) a survey of the Land and the Improvements titled “ALTA/ACSM Land Title Update Survey Plan of Land in Norton, MA,” by Halnon Land Surveying, Inc., dated June 6, 2015, revised August 28, 2015 (the “Survey”), identifying no exceptions to title other than the Permitted Exceptions. Without limiting the foregoing, but subject to Section 3.4, Seller shall have no liability to Purchaser on account of any claims or defects or title or survey objections affecting the Property which are not shown on the Existing Title Policy, but existed as of the date thereof, it being understood and agreed that Purchaser’s sole remedy shall be to proceed against the Title Company with respect to such matters.

3.3 Title Objections. During the Due Diligence Period, Purchaser may review the Existing Title Policy as part of its investigations hereunder and will have the right to obtain a new title commitment from the Title Company (the “Title Commitment”) and to negotiate with the Title Company in order to cause the Title Company to modify the Title Commitment to reflect only those exceptions to title that are acceptable to Purchaser. If Purchaser does not terminate this Agreement pursuant to Section 6.2, then the exceptions to title disclosed in the Title Commitment as of the expiration of the Due Diligence Period, including any survey matters, will be deemed to be Permitted Exceptions. Seller will have no obligation to cure or remove any exceptions shown on the Existing Title Policy or the Title Commitment other than any delinquent taxes or assessments and any monetary liens or any other encumbrances created by, through or under Seller.

3.4 Gap Exceptions. In the event any matter which adversely affects title or Seller’s ability to comply with the terms of this Agreement with respect to title first arises and/or is placed of record after the Due Diligence Deadline (a “Gap Exception”) and such exception is not a Permitted Exception, Purchaser shall notify Seller in writing (“Gap Exception Notice”) of Purchaser’s objection to such Gap Exception on or before the earlier of (i) the third (3rd) Business Day following the date Purchaser first learns of such Gap Exception, and (ii) the Closing Date. If for any reason Purchaser fails to deliver a timely Gap Exception Notice, any Gap Exception that could have been the subject of a proper Gap Exception Notice shall for all purposes constitute a Permitted Exception for purposes of this Agreement. Seller shall have the right, but not the obligation, to attempt to cure any Gap Exceptions, and Seller shall notify Purchaser in writing within seven (7) Business Days of Seller’s receipt of the Gap Exception

14.1-3

Notice as to which, if any, of the Gap Exceptions Seller has elected to attempt to cure and, to the extent Seller elects to cure any such Gap Exceptions, Seller shall use commercially reasonable efforts to cure such Gap Exceptions. If Seller fails to timely deliver notice to Purchaser that Seller has elected to attempt to cure a Gap Exception, Seller shall be conclusively deemed to have elected not to cure such Gap Exception. If Seller elects to or is required to attempt to cure or remove any such Gap Exceptions, Purchaser’s and Seller’s respective rights and obligations, and any corresponding extensions of the Closing Date, shall be governed by the provisions of Section 3.3 and Section 8.3. If at any time Purchaser elects to accept title to the Property subject to such Gap Exceptions, such Gap Exceptions shall be conclusively deemed to constitute “Permitted Exceptions” for purposes of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing shall be deemed to impair or limit Seller’s right to challenge whether any purported Gap Exception constitutes a proper Gap Exception for purposes of this Agreement.

4. PROPERTY INFORMATION.

4.1 Property Information. Purchaser hereby acknowledges and agrees that Seller has delivered, or otherwise made available, as appropriate, to Purchaser, for Purchaser’s review, copies of the Existing Title Policy, the Survey and the other documents and/or materials specifically listed on Exhibit 4.1 attached hereto (collectively, the “Property Information”). Seller makes no representation or warranty whatsoever as to the completeness, truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement. In the event of the expiration or termination of this Agreement for any reason whatsoever, Purchaser shall, within ten (10) days of Seller’s request, deliver to Seller at no cost or expense to Seller other than Purchaser’s actual out-of-pocket third-party expenses incurred by Purchaser in connection with Purchaser’s investigation of the Property, any and all due diligence materials and other information or documentation obtained by, or made available to Purchaser, on its own or from or at the request of Seller in connection with its investigation of the Property (to the extent the providers of such materials, information and documentation allow Purchaser to provide Seller with the same and to the extent Seller advises Purchaser of Seller’s desire to obtain), and Purchaser’s obligation in such regard shall survive any such expiration or termination. Notwithstanding the foregoing, it is expressly understood and agreed that Seller shall not be required to pay Purchaser’s actual out-of-pocket third-party expenses for materials, information and documentation that Seller advises Purchaser it does not require Purchaser to provide. Seller shall, at Purchaser’s request and at Purchaser’s sole cost and expense, use commercially reasonable efforts to obtain a reliance letter addressed to Purchaser from the preparer of any report listed on Exhibit 4.1.

5. CONDITION OF THE PROPERTY.

5.1 Condition of the Property. Subject to those certain Seller’s representations and warranties expressly set forth in this Agreement, the Property shall be sold and conveyed strictly on an “as is,” “where is” and “with all defects” basis, without representation, warranty or covenant, express, implied or statutory, of any kind whatsoever by Seller. Without limiting the generality of the foregoing, Purchaser acknowledges that neither Seller nor any other person or party on behalf of Seller has made any representations, warranties or covenants as to the compliance of the Property with any Applicable Law, including, without limitation,

14.1-4

Environmental Laws (as hereinafter defined) and those pertaining to construction, building and health codes, land use (or permits issued in connection therewith), zoning, Hazardous Substances (as hereinafter defined) or other environmental matters. Purchaser shall confirm the aforesaid acknowledgments in writing as of the Closing Date by executing and delivering that certain Acknowledgment and Agreement attached hereto as Exhibit 5.1 and incorporated herein by reference (the “Purchaser’s Acknowledgment and Agreement”). The provisions of this paragraph shall survive the Closing (as hereinafter defined) and the delivery of the Deed or any expiration or termination of this Agreement.

5.2 Applicable Law. For purposes of this Agreement: (i) the term “Applicable Law” shall mean with respect to any matter referred to herein, all present and future laws applicable with respect thereto, including, without limitation, all applicable constitutional provisions, statutes, ordinances, codes, by-laws, regulations, rulings, decisions, rules, orders, determinations and requirements of any Federal, state, county, local or other legislative, executive, judicial or other governmental body or authority; (ii) the term “Environmental Laws” shall mean all federal, state and local Applicable Laws relating to pollution or protection of the environment or occupational safety and health, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq. and the Toxic Substances Control Act (“TSCA”), 15 U.S.C. 2601 et seq., and all analogous state Applicable Laws; and (iii) the term “Hazardous Substances” shall mean each and every element, compound, chemical mixture, contaminant, pollutant material, waste or other substance which is defined, determined or identified as hazardous, flammable, harmful, corrosive or toxic under any Environmental Law or the release of which is prohibited or restricted under any Environmental Law. Without limiting the generality of the foregoing, the term “Hazardous Substances” shall mean and include: “hazardous substances”, “pollutants” and “contaminants” as defined in CERCLA and the Superfund Amendment and Reauthorization Act (“SARA”), each as amended, and regulations promulgated thereunder; and “hazardous materials” as defined in the Hazardous Materials Transportation Act, each as amended, and regulations promulgated thereunder; “chemical substance or mixture” as defined in TSCA, as amended, and regulations promulgated thereunder; or any similar definitions found in any other Environmental Laws.

6. PURCHASER’S DUE DILIGENCE.

6.1 Purchaser’s Due Diligence. During the period (the “Due Diligence Period”) commencing on the Effective Date and ending at 5:00 p.m. local Boston, Massachusetts time on the date that is thirty (30) days following the Effective Date (the “Due Diligence Deadline”), Purchaser shall have the right to review Seller’s title to the Property, as well as the right and non-exclusive license to enter the Property after prior notice for the purpose of conducting such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property as Purchaser has deemed necessary or desirable, at Purchaser’s sole cost and expense, to determine whether the Property is suitable for Purchaser’s purposes. Seller shall coordinate such inspections, as necessary, and shall have the right to be present at all inspections.

6.1.1 Access. Purchaser shall use due diligence to minimize interference with Seller’s operations at the Property. Notwithstanding anything in this Agreement to the

14.1-5

contrary, Purchaser shall not alter or disturb the Property in any manner and Purchaser shall not permit any mechanics’ liens to be filed against all or any part of the Property. Prior to Purchaser or any contractor, consultant or other party acting by or on behalf of Purchaser entering the Property in the exercise of the access rights provided hereunder, Purchaser shall deliver to Seller, from a reputable company or companies acceptable to Seller, certificates evidencing (i) a policy or policies of commercial general liability insurance with respect to the Property and the operations of Purchaser and such parties on or about the Property, including but not limited to owned and non-owned automobile (vehicle) liability, personal injury, blanket contractual, broad form property damage and product/completed operations liability coverage for not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit bodily injury, death and property damage liability per occurrence, or the current limit of liability carried, whichever is greater, and (ii) workers compensation insurance in an amount required by law, together with employers liability, with a waiver of subrogation endorsement by the insurance carrier as respects Seller and such other parties designated by Seller, and naming Seller and such other parties designated by Seller as additional insureds. To the extent the coverages evidenced by such certificates are based on claims made, the coverages evidenced by such certificates shall remain in effect for no less than six (6) months after the exercise by Purchaser or such other parties of any access rights provided hereunder.

6.1.2 Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller and its respective partners, members, affiliates, property managers, and their respective officers, directors, agents, employees and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties caused by the entry on the Property by Purchaser, its agents or representatives or any other due diligence activities pursuant to this Agreement (“Claims”), except to the extent such Claims are caused by the negligence or willful misconduct of any of the Indemnified Parties.. Purchaser will promptly restore the Property substantially to its condition before any damages that may have been caused by Purchaser or its agents or representatives in the conduct of the review. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section shall survive Closing or the earlier termination, for any reason, of this Agreement.

6.2 Option to Terminate. Purchaser shall have the right, for any reason or no reason, in its sole discretion, at or prior to the Due Diligence Deadline, to terminate Purchaser’s obligations hereunder, said right to be exercised by providing Seller with written notice (the “Due Diligence Termination Notice”) of Purchaser’s election not to proceed with the consummation of the transaction contemplated by this Agreement. Upon receipt by Seller of a proper Due Diligence Termination Notice as aforesaid, the respective obligations contained herein of Seller and Purchaser to sell and purchase (as applicable) the Property shall forthwith terminate and be of no further force and effect, and, except as otherwise provided herein, Seller and Purchaser shall be released and discharged from all further obligation and liability under this Agreement, except that Seller shall cause the Deposit to be promptly returned to Purchaser and except for any covenants and agreements of the parties which by the specific terms of this

14.1-6

Agreement are stated to survive any expiration or termination of this Agreement. In the event that a proper Due Diligence Termination Notice is not given to Seller at or prior to the Due Diligence Deadline, then for all purposes of this Agreement, the condition of the Property and title thereto as of the Due Diligence Deadline shall conclusively be deemed acceptable to Purchaser. Purchaser confirms and agrees that, from and after the Due Diligence Deadline, Purchaser shall have no right to terminate this Agreement for any cause or reason whatsoever, except as set forth in Section 10.1 hereof.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:

7.1.1 Organization. Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware.

7.1.2 Authority/Consent. Seller is the owner of the fee simple interest in the Property and possesses all requisite power and authority, and has taken or will by Closing have taken all actions required by its organizational documents and applicable law to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

7.1.3 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

7.1.4 No Violation of Agreements, Orders, Etc. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.

7.1.5 No Possessory Rights. Except for any parties in possession pursuant to, and any rights of possession granted under the Permitted Exceptions, there are no parties in possession of any part of the Property, and there are no other rights of possession concerning the Property which have been granted to any third party or parties.

7.1.6 No Third-Party Interests. As of the date of this Agreement, Seller has not granted to any party any option, contract or other agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein.

7.1.7 Violation of Applicable Law. Seller has not received any written notice of any violation or noncompliance issued pursuant to any Applicable Law, including, but not limited to Environmental Laws, with respect to the Property or any use or condition thereof, and to Seller’s actual knowledge, no such violation exists.

14.1-7

7.1.8 Litigation. There is no litigation, action, suit, hearing or administrative proceeding pending or, to Seller’s actual knowledge, threatened in writing against the Seller or the Property.

7.1.9 Condemnation. There are no presently pending condemnation actions against the Property or any part thereof, and the Seller has no actual knowledge of any written notice of any condemnation actions being contemplated.

7.l.10 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller. Seller is not insolvent.

7.1.11 OFAC. Neither Seller, nor to Seller’s actual knowledge, any of Seller’s employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

7.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller as of the Effective Date as follows:

7.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware.

7.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

7.2.3 OFAC. Neither Purchaser, nor to Purchaser’s actual knowledge, any of Purchaser’s employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC, (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

7.3 Knowledge of Seller. References in this Agreement to the “knowledge” and/or “actual knowledge” of Seller, or any words of similar import, shall refer only to the current actual (as opposed to implied or constructive) knowledge of Jeffrey O’Neill, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Jeffrey O’Neill any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Jeffrey O’Neill shall not have any personal liability hereunder.

14.1-8

8. CONDITIONS PRECEDENT TO CLOSING.

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as expressly provided herein), of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion:

8.1.1 Covenants. Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.

8.1.2 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents (as hereinafter defined) required to be delivered under Section 9.2.1 of this Agreement.

8.1.3 Representations and Warranties. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.1.4 Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters approved or deemed approved by Purchaser in accordance with this Agreement.

8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as expressly provided herein), of the following conditions, any of which may be waived in writing by Seller in Seller’s sole and absolute discretion:

8.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

8.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.2.3 Delivery of Closing Documents. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 9.3.1 of this Agreement.

8.2.4 Delivery of the Development Agreement. Purchaser shall have executed and delivered development management contract with Condyne Construct, Inc. in the form attached hereto as Exhibit 8.2.4 (the “Development Agreement”).

8.3 Failure of a Condition.

8.3.1 If any condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 8.1 of this

14.1-9

Agreement, has not been satisfied on or before the Closing Date, then Purchaser shall give written notice to Seller of the condition or conditions that Purchaser asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period, then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, cannot reasonably be satisfied within the ten (10) Business Day period specified above, but the same are reasonably susceptible of being cured and Seller is diligently proceeding to cure the same, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to the Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Purchaser shall have the right to waive the unsatisfied condition or conditions by written notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 8.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless such failed condition was caused by Seller’s willful and intentional actions or omissions in violation of its covenants set forth in this Agreement.

8.3.2 If any condition precedent to Seller’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 8.2 of this Agreement, has not been satisfied on or before the Closing Date, then Seller shall give written notice to Purchaser of the condition or conditions that Seller asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (unless the applicable conditions are not satisfied due to a default by Purchaser under this Agreement, in which case the Deposit shall be paid to Seller). Seller shall have the right to waive the unsatisfied condition or conditions by written notice to Purchaser and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Purchaser’s receipt of Seller’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that

14.1-10

the unsatisfied condition has been satisfied, or (b) Purchaser’s receipt of Seller’s waiver notice. Notwithstanding the foregoing or anything set forth herein to the contrary, in no event shall the Closing Date be extended with respect to Purchaser’s failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by Seller in writing in Seller’s sole and absolute discretion; it being expressly understood and agreed that the failure of Purchaser to fund into escrow the balance of the Purchase Price due at Closing shall constitute a default under this Agreement.

8.3.3 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.

9. CLOSING.

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place via an escrow closing conducted by the Title Company, on the date that is ten (10) Business Days following the Due Diligence Deadline, or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”), TIME BEING OF THE ESSENCE, subject to the provisions of Section 8.3.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1 Closing Documents. Seller shall deliver originals of the following documents (collectively, the “Seller Closing Documents”):

9.2.1.1 An executed and acknowledged Deed in the form attached hereto as Exhibit 9.2.1.1;

9.2.1.2 An executed Certificate of Non-Foreign Status in the form of Exhibit 9.2.1.2 hereto (the “FIRPTA”);

9.2.1.3 An Assignment and Assumption Agreement with respect to the Permits, substantially in the form attached hereto as Exhibit 9.2.1.3 (the “Assignment and Assumption Agreement”);

9.2.1.4 An executed Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);

9.2.1.5 An executed certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects;

14.1-11

9.2.1.6 Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Seller on behalf of Seller;

9.2.1.7 An executed Development Agreement from Seller’s affiliate, Condyne Construct, Inc.;

9.2.1.8 A Certificate of Approval of Plans and Improvements, in recordable form, as required under the Protective Restrictions listed in Exception 7 of the Existing Title Policy and as required under the Declaration of Restrictive Covenants listed in Exception 15 of the Existing Title Policy;

9.2.1.9 A Certificate of Compliance or other close out documentation, in recordable form, from the Norton Conservation Commission, to close out the Order of Conditions DEP File No. 250-751 listed as Exception 24 of the Existing Title Policy for which the work was never completed;

9.2.1.10 An estoppel from Seller, in recordable form, representing there are no outstanding charges owed or default of which Seller is aware related to the Sewer Use Agreement listed as Exception 12 of the Existing Title Policy;

9.2.1.11 An estoppel from the Agent (as defined in the Cost Sharing Declaration), in recordable form, representing all assessments payable by the Seller have been paid, or if such is not the case, stating the nature, amount, and due date of any unpaid assessments, related to the Declaration Regarding Cost Sharing, dated October 13, 2015 and recorded with the Bristol County North Registry of Deeds in Book 22581, Page 290 (the “Cost Sharing Agreement”); and

9.2.1.12 An Owner’s Affidavit in the form of Exhibit 9.2.1.12 attached hereto or in such other form reasonably requested by the Title Company, in order to delete from an owner’s policy of title insurance issued by the Title Company to Purchaser at Closing any exceptions for parties in possession and mechanics’ or materialmen’s liens (the “Owner’s Affidavit”). Seller shall also deliver to the Title Company and Purchaser such evidence as may reasonably be required by the Title Company with respect to the authority of the person(s) executing the Deed.

9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items comprising the Property Information.

9.2.3 Possession. Seller will deliver possession of the Property, free and clear of all tenants and occupants.

9.2.4 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.

14.1-12

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

9.3.1 Closing Documents. At Closing, Purchaser shall deliver originals of the following documents (the “Purchaser Closing Documents” and, together with the Seller Closing Documents, the “Closing Documents”):

9.3.1.1 An executed Assignment and Assumption Agreement;

9.3.1.2 An executed Settlement Statement;

9.3.1.3 Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser;

9.3.1.4 An executed certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct in all material respects; and

9.3.1.5 an executed Development Agreement.

9.3.2 Payment of Consideration. At Closing, Purchaser shall pay to Seller a amount equal to the sum of the Purchase Price (subject to the credits, prorations and adjustments provided hereby), the Site Work Costs and the Contractor Termination Fee via wire transfer of immediately available federal funds to an account designated by Seller in a written notice to the Escrow Agent delivered prior to the Closing Date, such notice to contain all information necessary for the Escrow Agent to effectuate such transfer.

9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

9.5 Costs and Adjustments at Closing.

9.5.1 Expenses. Seller shall pay the Massachusetts deeds excise tax, the cost of recording any instruments required to deliver clear title and one-half of any escrow fees of Escrow Agent. Purchaser shall pay all costs and fees for title examination, title insurance and other title company charges, any new survey of the Property or update to the Survey and all of Purchaser’s due diligence studies and investigations, the cost of recording the Deed, and one-half of any escrow fees of the Escrow Agent. Seller and Purchaser shall each pay their respective attorney’s fees. Seller and Purchaser shall each pay all other expenses, charges or costs for which sellers and purchasers, respectively, are customarily responsible in real estate transactions in Massachusetts. All other costs and expenses incident to this transaction and the Closing shall be paid by the party incurring same.

14.1-13

9.5.2 Deposit and Option Payments. The Deposit shall be credited again the Purchase Price at Closing.

9.5.3 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will effect its own insurance coverage.

9.5.4 Other Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time.

9.5.5 Post-Closing Adjustment. In the absence of error or omission, all prorations, adjustments and credits made and determined as herein provided shall be final as of the Closing Date, unless otherwise specified herein. If, subsequent to the Closing Date, an error or omission in the determination or computation of any of the prorations, adjustments and credits shall be discovered, then, promptly upon discovery thereof, the parties hereto shall make the appropriate adjustments required to correct such error or omission. The provisions of this subsection shall survive the Closing and the delivery of the Deed.

9.5.6 Seller Election Regarding Prorations. Notwithstanding anything contained herein to the contrary, at Seller’s election, any one or more of the prorations that would otherwise be made by adjustment to the Purchase Price may instead be paid by Seller out of separate funds, without adjustment to the Purchase Price.

9.5.7 Survival. The provisions of this Section 9.5 shall survive Closing.

10. REMEDIES AND ADDITIONAL COVENANTS.

10.1 Seller Default. If Seller refuses or fails to consummate the transactions contemplated by this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit with interest, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in Suffolk County, Massachusetts, on or before thirty (30) days following the date upon which Closing was to have occurred. In no event shall Seller or any Seller Party have any personal liability in connection with this Agreement or the transactions contemplated hereby.

14.1-14

The representations and warranties of Seller as contained in this Agreement shall survive for a period of nine (9) months from and after the Closing Date. If Purchaser becomes aware of any breach and/or violation of any of Seller’s representations and warranties prior to Closing and Purchaser fails to give Seller notice thereof and/or proceeds to Closing with such knowledge, Purchaser is deemed to have waived any such breach and/or violation. If Purchaser commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller as set forth in this Agreement of which Purchaser becomes aware after Closing, then Purchaser’s sole remedy shall be to seek recovery of its actual damages (but not special, consequential, speculative, punitive or other damages, all of which are waived by Purchaser), provided, in no event may the amount of such damages, in the aggregate (with respect to any and all such breaches and/or violations for all of the Property) exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Cap”), unless such breach or violation is due to Seller’s fraud or intentional misrepresentation. Notwithstanding the foregoing, Seller shall not have any liability for cure of Seller’s breach and/or violation of Seller’s representations and warranties hereunder, whether before or after Closing, unless and until the aggregate amount of claims by Purchaser as a result of all breaches and violations of Seller exceeds Twenty-Five Thousand and No/100 ($25,000.00) (the “Basket”), in which case Seller’s liability shall be limited to amounts in excess of the Basket.

10.2 Purchaser Default. If Purchaser fails to consummate the transactions contemplated by this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement as herein expressly provided, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and to receive and retain the Earnest Money hereunder as liquidated damages. Seller and Purchaser acknowledge and agree that (a) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of the Closing to occur due to a default by Purchaser under this Agreement; (b) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default by Purchaser would be extremely difficult and impractical to determine; and (c) the Earnest Money constitutes valid liquidated damages for such default by Purchaser.

10.3 Damages. In no event shall Seller or Purchaser ever be liable under this Agreement for damages of any kind whatsoever (including, without limitation, direct, incidental, consequential or punitive damages) for any breach or default or failure to perform by any of the same under this Agreement, except as specifically provided for herein; it being understood and agreed that Purchaser’s and Seller’s sole and exclusive rights and remedies on account of any such breach, default or failure shall be limited as set forth in Section 10.1 and Section 10.2, respectively.

11. BROKERAGE COMMISSION.

11.1 Brokers. Purchaser warrants and represents to Seller and Seller represents and warrants to Purchaser that each has dealt with no broker or other person entitled to a broker’s commission in connection with the negotiation or execution of this Agreement or the consummation of the transaction contemplated hereby, other than Transwestern RBJ (for whose commission Seller shall be responsible pursuant to a separate agreement), and each agrees to

14.1-15

hold the other harmless and indemnify the other against all damages, claims, losses and liabilities, including legal fees, incurred by the other, arising out of or resulting from the failure of its representation and warranty. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.1 shall survive the Closing or earlier termination of this Agreement.

12. NOTICES.

12.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

12.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) United States certified mail, postage fully prepaid, return receipt requested, (ii) hand delivery, (iii) Federal Express or a similar nationally recognized overnight courier service or (iv) e-mail with a confirmation copy sent the same day by another method set forth in this Section. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Purchaser:	As to Seller:

c/o Condyne Capital Partners
100 Grandview Road, Suite 312
Braintree, MA 02184
Attn: Jeffrey O’Neill E-mail: joneill@condyne.com

WITH A COPY TO:	WITH A COPY TO:

Goodwin Procter LLP Exchange Place Boston, MA 02109 Attn: Alexander Randall, Esq. E-mail: arandall@goodwinprocter.com	Nutter, McClennen & Fish, LLP Seaport West 155 Seaport Boulevard Boston, MA 02110-2604 Attn: Paul A. Ayoub, Esq. E-mail: payoub@nutter.com AND TO:

As to Escrow Agent: Fidelity National Title Insurance Company 133 Federal Street Boston, MA 02110 Attn: Terence J. Nolan E-mail: TNolan@fnf.com	Amstar Advisers, LLC 1401 17th Street, 12th Floor Denver, CO 80202 Attn: Patricia Noble E-mail: Tricia.Noble@amstaradvisers.com Attn: Gabe Finke E-mail: gabe.finke@amstaradvisers.com

14.1-16

Either party may from time to time by written notice to the other party designate a different address for notices within the United States of America.

13. ASSIGNMENT.

13.1 Purchaser may not assign this Agreement or its rights and obligations hereunder, without the prior express written consent of Seller, which consent may be withheld and/or conditioned by Seller in its sole and absolute discretion; provided, however, that, Purchaser shall have the right to assign its interest in this Agreement and delegate its duties to an affiliate, so long as such affiliate controls, is controlled by, or is under common control with Purchaser, and provided that (a) such affiliate shall assume, in writing (by execution of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller), all of Purchaser’s obligations under this Agreement and (b) Purchaser shall not be released of any obligations under this Agreement. If Purchaser so assigns this Agreement to an affiliate, Purchaser shall, at least five (5) Business Days prior to the Closing Date, give the Seller written notice of such assignment, together with a copy of the assignment and assumption agreement executed by Purchaser and the assignee. Other than an assignment in connection with financing, Seller may not assign this Agreement or its rights and obligations hereunder, without the prior express written consent of Purchaser, which consent may be withheld and/or conditioned by Purchaser in its sole and absolute discretion.

14. CIVIL ENGINEERING CONTRACT.

14.1 The parties acknowledge that Purchaser has entered into a contract for civil engineering services with CEG Engineering, LLC, a copy of which is attached hereto as Exhibit 14.1. Purchaser shall pay all fees and costs required to be paid pursuant to said agreement, in accordance with the terms thereof, regardless of whether the transaction contemplated by this Agreement shall close.

15. MISCELLANEOUS.

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

14.1-17

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. Subject to the limitations set forth in Section 13.1 hereof, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted legal representatives, successors and assigns.

15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the jurisdiction where the Property is located.

15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the Commonwealth of Massachusetts. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Press Releases. Subject to the provisions of Section 16 hereof, prior to Closing, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form and pursuant to the timing approved by Purchaser and Seller and their respective counsel. Notwithstanding anything to the contrary contained herein, Seller hereby agrees that Purchaser shall be allowed to make any necessary disclosures to comply with U.S. Securities and Exchange Commission and investor notification requirements.

14.1-18

15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys’ fees incurred in connection with such action. Notwithstanding any other provision of this Agreement, the provisions of this Section 15.14 shall survive the Closing or earlier termination of this Agreement.

15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. Faxed or electronically scanned signatures shall have the same binding effect as original signatures.

15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

15.17 Venue; Jurisdiction. For the purposes of any suit, action or proceeding involving this Agreement, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting in the Commonwealth of Massachusetts and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and the parties agree that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, the parties agree upon the request of the other to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Massachusetts and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party in connection with this Agreement or any event, transaction or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.

15.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

14.1-19

15.19 Title Standards. Any title matter which is the subject of a title standard of the Real Estate Bar Association of Massachusetts (or any successor organization thereto) at the time for delivery of the Deed hereunder shall be governed by said title standards to the extent applicable and not inconsistent with statutory or common law.

15.20 No Personal Liability of Officers or Directors. Purchaser and Seller acknowledge and agree that no officer, partner, director, manager, member, trustee, beneficiary, equity owner, employee, or representative of Purchaser or Seller shall ever have any personal liability under this Agreement for any document executed in connection with the transactions contemplated by this Agreement.

16. CONFIDENTIALITY.

16.1 Prior to Closing and except as provided otherwise in this Section 16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them nor any of their directors, officers, employees, partners, members, agents, subsidiaries or affiliates will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which shall not be unreasonably withheld.

16.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with such party’s attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

[SIGNATURES ON FOLLOWING PAGE]

14.1-20

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

20 COMMERCE LLC, a Delaware limited liability company

By:	Amstar/Condyne Commerce, LLC,
a Delaware limited liability company, its sole Member

	By:	Amstar-111, LLC,
a Colorado limited liability company, its Managing Member

		By:	/s/ Gabe Finke
		Name:	Gabe Finke
		Title:	CEO Manager

PURCHASER:

ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	Vice President of Finance

14.1-21

Schedule of Exhibits:

Exhibit 1.1 –	Legal Description of the Land
Exhibit 2.3 –	Site Work Costs
Exhibit 3.1 –	Existing Title Policy
Exhibit 4.1 –	Property Information
Exhibit 5.1 –	Purchaser’s Acknowledgement and Agreement
Exhibit 8.2.4 –	Form of Development Agreement
Exhibit 9.2.1.1 –	Form of Deed
Exhibit 9.2.1.2 –	Form of Certificate of Non-Foreign Status
Exhibit 9.2.1.3 -	Form of Assignment and Assumption Agreement
Exhibit 9.2.1.12 -	Form of Owner’s Affidavit
Exhibit 14.2 –	Civil Engineering Contract

14.1-22

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of March 25, 2016, by and between 20 COMMERCE LLC, a Delaware limited liability company (“Seller”) and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”).

RECITALS:

A. Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of February 10, 2016 (the “Purchase Agreement”), for the purchase and sale of certain Property located in Norton, Massachusetts, as more fully described in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall be defined as provided in the Purchase Agreement.

B. Purchaser and Seller desire to amend the Purchase Agreement as herein provided.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The parties hereby agree that the term “Closing Date” as defined in Section 9.1 of the Purchase Agreement shall be changed to March 31, 2016, or such earlier date as Seller and Purchaser may mutually agree upon in writing.

2. By executing this Amendment, the parties acknowledge and agree that, except as expressly amended hereby, all other items and provisions of the Purchase Agreement remain unchanged and continue to be in full force and effect.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Executed copies hereof may be delivered by facsimile, PDF or email, and upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties shall use diligent efforts to deliver originals as promptly as possible after execution.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:

20 COMMERCE LLC, a Delaware limited liability company

By:	Amstar/Condyne Commerce, LLC,
a Delaware limited liability company, its sole Member

	By:	Amstar-111, LLC,
a Colorado limited liability company, its Managing Member

		By:	/s/ Rob Toomey
		Name:	Rob Toomey
		Title:	~~Manager~~ Authorized Representative

[Signatures Continue on the Following Page]

[Signature Page - Amendment to Purchase and Sale]

PURCHASER:

ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	Vice President of Finance

[Signature Page - Amendment to Purchase and Sale]